Exhibit 99.1

Grubhub Completes Acquisition of LevelUp

Acquires additional OrderUp food delivery markets

CHICAGO, Sept. 13, 2018 -- Grubhub (NYSE: GRUB), the nation’s leading online and mobile food-ordering and delivery marketplace, today closed its previously announced acquisition of LevelUp, the leader in mobile diner engagement and payment solutions for national and regional restaurant brands. Under terms of the agreement, Grubhub paid $390 million in cash for LevelUp, funded through cash on hand and Grubhub’s existing credit facility.

With LevelUp, Grubhub provides restaurants with the industry’s most comprehensive solution for driving online delivery and pickup orders, powering the full ordering experience from demand generation to fulfillment. Additionally, LevelUp accelerates Grubhub’s existing point-of-sale integration capabilities and provides restaurant partners with powerful CRM and analytical tools to drive increased sales.

Grubhub expects the LevelUp transaction to contribute revenue of approximately $2 million to third quarter results and negatively impact EBITDA by less than $1 million. The company will update full year guidance on its third quarter earnings call.

OrderUp

Separately, Grubhub announced it has entered into an agreement to acquire certain assets of 11 franchisee-owned OrderUp food delivery markets across California, Colorado, Indiana, Missouri, Oregon, Oklahoma, and Virginia. Grubhub previously acquired certain assets of 27 other OrderUp markets in 2017. The acquisition is expected to be completed in the fourth quarter of 2018, subject to standard closing conditions.

About Grubhub

Grubhub (NYSE: GRUB) is the nation’s leading online and mobile takeout food-ordering marketplace with the largest and most comprehensive network of restaurant partners, as well as the largest diner base. Dedicated to connecting diners with the food they love from their favorite local restaurants, Grubhub strives to elevate food ordering through innovative restaurant technology, easy-to-use platforms and an improved delivery experience. Grubhub is proud to work with more than 85,000 restaurant partners in over 1,600 U.S. cities and London. The Grubhub portfolio of brands includes Grubhub, Seamless, LevelUp, Eat24, AllMenus and MenuPages.